Exhibit 4.1

EXHIBIT A

Terms of Series A Preferred Stock

D.	Series A Preferred Stock.

(1) Designation and Amount. The shares of such series shall be designated as “Series A Preferred Shares” and the number of shares constituting such series shall be 500,000.

(2) Dividends and Distributions.

(i) The holders of shares of Series A Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the purpose, dividends in an amount per share equal to 100 (the “Adjustment Number”) multiplied by the aggregate per share amount of all cash dividends, and the Adjustment Number multiplied by the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Stock or a subdivision of the outstanding Common Stock (by reclassification or otherwise), declared on the Common Stock of the Corporation (the “Common Stock”) after the first issuance of any share or fraction of a share of Series A Preferred Shares.

(ii) The Corporation shall declare a dividend or distribution on the Series A Preferred Shares as provided in subparagraph 2(i) at the same time that it declares a dividend or distribution on the Common Stock (other than a dividend payable in Common Stock).

(iii) Dividends shall not be cumulative. Unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(3) Voting Rights. The holders of Series A Preferred Shares shall have the following voting rights:

(i) Each Series A Preferred Share shall entitle the holder thereof to the number of votes equal to the Adjustment Number then in effect on all matters submitted to a vote of the shareholders of the Corporation.

(ii) Except as otherwise provided herein or by law, the holders of Series A Preferred Shares and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(4) Certain Restrictions.

(i) Whenever dividends or distributions payable on the Series A Preferred Shares as provided in subparagraph 2 have not been declared or paid for any fiscal year, until all such dividends and distributions for such fiscal year on Series A Preferred Shares outstanding shall have been declared and paid in full, the Corporation shall not in such fiscal year:

(a) declare or pay dividends on or make any other distributions on any shares of stock ranking junior or on a parity (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares except dividends paid ratably on the Series A Preferred Shares and all such parity stock on which dividends are payable in proportion to the total amounts to which the holders of all such shares are then entitled and, dividends or distributions payable in Common Stock;

(b) purchase or otherwise acquire for consideration any Series A Preferred Shares or any shares of stock ranking on a parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(ii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph 4(i), purchase or otherwise acquire such shares at such time and in such manner.

(5) Restriction on Issuance of Shares; Reacquired Shares. The Corporation shall not issue any Series A Preferred Shares except upon exercise of rights (the “Rights”) issued pursuant to the Rights Agreement dated as of April 20, 2009, between the Corporation and Mellon Investor Services LLC, (the “Rights Agreement”), a copy of which is on file with the secretary of the Corporation at its principal executive office and shall be made available to shareholders of record without charge upon written request. Any Series A Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever may be restored to the status of authorized but unissued shares after the acquisition thereof. All such shares shall upon any such restoration become authorized but unissued shares of Preferred Shares and may be reissued as part of a new series of Preferred Shares to be created by the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

(6) Liquidation, Dissolution or Winding Up.

(i) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of shares of Series A Preferred Shares shall have received the Adjustment Number multiplied by the per share amount to be distributed to holders of Common Stock, plus an amount equal to declared and unpaid dividends and distributions thereon to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Shares.

(ii) In the event that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Shares, if any, which rank senior to or on a parity with the Series A Preferred Shares, then assets shall be distributed first to holders of any series of Preferred Shares ranking senior to the Series A Preferred Shares to the extent of their liquidation preferences and such remaining assets shall be distributed ratably to the holders of Series A Preferred Shares and such parity shares in proportion to their respective liquidation preferences.

(7) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Stock is exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series A Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number multiplied by the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each common Share is changed or exchanged.

(8) Anti-Dilution Adjustments to Adjustment Number. In the event the Corporation shall at any time after April 20, 2009 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number for all purposes of this Article 2 shall be adjusted by multiplying the Adjustment Number then in effect by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time after the Rights Declaration Date, fix a record date for the issuance of rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Stock or securities convertible into Common Stock at a price per Common Stock (or having a conversion price per share, if a security convertible into Common Stock) less than the then Current Per Share Market Price of the Common Stock (as defined in Section 11(d) of the Rights Agreement) on such record date, then in each such case the Adjustment Number for all purposes of this Article 2 shall be adjusted by multiplying the Adjustment Number then in effect by, a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible) and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Current Per Share Market Price (as defined in Section 11(d) of the Rights Agreement). In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors. Common Stock owned by or held for the account of the Corporation shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such rights, options or warrants are not so issued, the Adjustment Number shall be readjusted as if such record date had not been fixed; and to the extent such rights, options or warrants are issued but not exercised prior to their expiration, the Adjustment Number shall be readjusted to be the number which would have resulted from the adjustment provided for in this paragraph 8 if only the rights, options or warrants that were exercised had been issued.

(9) No Redemption. The Series A Preferred Shares shall not be redeemable at the option of the Corporation or any holder thereof. Notwithstanding the foregoing sentence, the Corporation may acquire Series A Preferred Shares in any other manner permitted by law.

(10) Amendment. Subsequent to the Distribution Date (as defined in the Rights Agreement) these Articles of Incorporation shall not be further amended in any manner which would materially alter or change the preferences, limitations and relative rights of the Series A Preferred Shares so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding Series A Preferred shares, voting separately as a class.

(11) Fractional Shares. Series A Preferred Shares may be issued in fractions of a share in integral multiples of one one-hundredth of a share, which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Shares.

EXHIBIT B

[Form of Rights Certificate]

Certificate No. R-	Rights

NOT EXERCISABLE AFTER APRIL 19, 2015 OR EARLIER IF REDEEMED BY THE COMPANY. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE COMPANY, AT $.001 PER RIGHT ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES, RIGHTS BENEFICIALLY OWNED BY ACQUIRING PERSONS OR THEIR RESPECTIVE AFFILIATES OR ASSOCIATES (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) AND ANY RIGHTS PREVIOUSLY OWNED BY SUCH PERSONS MAY BECOME NULL AND VOID. [THE RIGHTS REPRESENTED BY THIS RIGHTS CERTIFICATE ARE OR WERE BENEFICIALLY OWNED BY A PERSON WHO WAS AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT). ACCORDINGLY, THIS RIGHTS CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY MAY BECOME NULL AND VOID IN THE CIRCUMSTANCES SPECIFIED IN SECTION 7(e) OF THE RIGHTS AGREEMENT.]1

Rights Certificate

This certifies that             , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of April 20, 2009 (the “Rights Agreement”) between StanCorp Financial Group, Inc., an Oregon corporation (the “Company”), and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”), to purchase from the Company at any time prior to 5 p.m. New York time on April 19, 2015 (the “Final Expiration Date”) at the office or offices of the Rights Agent designated for such purpose, one one-hundreth of a fully paid and nonassessable share of Series A Preferred Shares (the “Preferred Stock”) of the Company, at a purchase price of $289.95 (the “Purchase Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate duly executed. The Purchase Price may be paid in cash or by certified check or cashier’s check payable to the order of the Company. The number of Rights evidenced by this Rights Certificate, the number of one one-hundredths of a share of Preferred Stock which may be purchased upon exercise hereof, and the Purchase Price per Right set forth above are the number

[1]	The portion of the legend in brackets shall be inserted only if applicable and shall replace the preceding sentence.

of Rights, the number of one one-hundredths of a share and the Purchase Price as of April 20, 2009, based on the Preferred Stock and Common Stock as constituted at such date.

Upon the occurrence of a Stock Acquisition Date (as such term is defined in the Rights Agreement), if the Rights evidenced by this Rights Certificate are beneficially owned by (i) an Acquiring Person or any Affiliate or Associate of such Acquiring Person (as such terms are defined in the Rights Agreement), (ii) any other Person if such Rights formerly were beneficially owned by such Acquiring Person (or by an Associate or Affiliate thereof) at a time after such Acquiring Person, became an Acquiring Person, or (iii) under certain circumstances specified in the Rights Agreement, a transferee of Rights from such Acquiring Person (or from any Associate or Affiliate thereof) who became a transferee prior to or concurrently with such Acquiring Person becoming an Acquiring Person, such Rights shall become null and void and no holder hereof shall have any right with respect to such Rights from and after the occurrence of such an event.

As provided in the Rights Agreement, the Purchase Price and the number and kind of shares of Preferred Stock or other securities or property which may be obtained upon the exercise of the Rights evidenced by this Rights Certificate are subject to modification and adjustment upon the happening of certain events, including a Stock Acquisition Date or a Section 13 Event (as such terms are defined in the Rights Agreement).

This Rights Certificate is subject to all of the terms, provisions, and conditions of the Rights Agreement, which terms, provisions, and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the Rights and the limitations on the rights, obligations, duties, and immunities hereunder of the Rights Agent, the Company, and the holders of the Rights Certificates, which limitations of rights include the temporary suspension of the exercisability of such Rights under the specific circumstances set forth in the Rights Agreement. Copies of the Rights Agreement are on file at the above-mentioned office of the Rights Agent and are also available upon written request to the Rights Agent.

This Rights Certificate, with or without other Rights Certificates, upon surrender at the office or offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of one one-hundredths of a share of Preferred Stock as the Rights evidenced by the Rights Certificate or Rights Certificates surrendered shall have entitled such holder to purchase. If this Rights Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Rights Agreement, the Rights evidenced by this Rights Certificate may be redeemed by the Company at its option at a redemption price of $.001 per Right at any time prior to the later of the Stock Acquisition Date and the Distribution Date.

No fractional shares of Preferred Stock will be issued upon the exercise of any Right or Rights evidenced hereby (other than fractions which are integral multiples of one one-hundredths of a share of Preferred Stock, which may, at the election of the Company be evidenced by depository receipts), but in lieu thereof a cash payment will be made as provided in the Rights Agreement.

No holder of this Rights Certificate, as such, shall be entitled to vote, receive dividends, or be deemed for any purpose the holder of shares of Preferred Stock or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.

This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.

Dated as of             , 20        .

ATTEST:	STANCORP FINANCIAL GROUP, INC.

Secretary	Title:

Countersigned:

By
Authorized Signature

[Form of Reverse Side of Rights Certificate]

FORM OF ASSIGNMENT

(To be executed by the registered holder if such

holder desires to transfer the Rights Certificate.)

FOR VALUE RECEIVED
hereby sells, assigns, and transfers unto

(Please print name and address of transferee)

this Rights Certificate, together with all right, title, and interest therein, and does hereby irrevocably constitute and appoint             , Attorney, to transfer the within Rights Certificate on the books of the within-named Company, with full power of substitution.

Dated , 20 .

Signature

Signature Guaranteed:

Certificate

The undersigned hereby certifies by checking the appropriate boxes that:

(1) this Rights Certificate              is              is not being sold, assigned, and transferred by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined in the Rights Agreement);

(2) after due inquiry and to the best knowledge of the undersigned, it              did              did not acquire the Rights evidenced by this Rights Certificate from any Person who is, was, or subsequently became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

Dated , 20 .

Signature

Signature Guaranteed:

NOTICE

The signatures to the foregoing Assignment and Certificate must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

FORM OF ELECTION TO PURCHASE

(To be executed if holder desires to exercise

Rights represented by the Rights Certificate.)

TO:

The undersigned hereby irrevocably elects to exercise                      Rights represented by this Rights Certificate to purchase the shares of Preferred Stock issuable upon the exercise of the Rights (or such other securities of the Company or of any other Person which may be issuable upon the exercise of the Rights) and requests that certificates for such shares be issued in the name of and delivered to:

(Please print name and address)

Please insert Social Security

or other identifying number:

If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

(Please print name and address)

Please insert Social Security

or other identifying number:

Dated             , 20        .

.

Signature

Signature Guaranteed:

Certificate

The undersigned hereby certifies by checking the appropriate boxes that:

(1) the Rights evidenced by this Rights Certificate                      are                      are not being exercised by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined pursuant to the Rights Agreement);

(2) after due inquiry and to the best knowledge of the undersigned, it                      did                      did not acquire the Rights evidenced by this Rights Certificate from any Person who is, was, or became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

Dated             , 20        .

Signature

Signature Guaranteed:

EXHIBIT C

SUMMARY OF RIGHTS TO PURCHASE

PREFERRED SHARES

Effective as of April 20, 2009, the Board of Directors of StanCorp Financial Group, Inc. (the “Company”) declared a dividend of one Right for each outstanding share of Common Stock of the Company to shareholders of record at the Close of Business on April 19, 2009. Each Right entitles the registered holder to purchase from the Company one one-hundreth of a share of Series A No Par Serial Preferred Shares (the “Preferred Shares”) at a Purchase Price of $289.95, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”) between the Company and Mellon Investor Services LLC, as Rights Agent.

Initially, the Rights will be attached to the certificates representing outstanding shares of Common Stock, and no separate Rights Certificates will be distributed. The Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) ten days following a public announcement that a Person or group of affiliated or associated Persons has acquired, or obtained the right to acquire from shareholders, beneficial ownership of 20 percent or more of the outstanding Common Stock (an “Acquiring Person”), or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a Person or group beneficially owning 20 percent or more of such outstanding Common Stock, as such periods may be extended pursuant to the Rights Agreement.

Until the Distribution Date, (i) the Rights will be evidenced by and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after April 20, 2009, will contain a legend incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificate for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

The Rights are not exercisable until the Distribution Date and will expire at the Close of Business on April 19, 2015, unless earlier redeemed by the Company as described below.

As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the Close of Business on the Distribution Date, and thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only Common Stock issued prior to the time the Rights become exercisable or issued upon exercise or conversion of rights, warrants, options or convertible securities issued prior to the time the Rights become exercisable will be issued with Rights.

In the event that any Person becomes an Acquiring Person, each holder of a Right shall thereafter have the right to receive, upon exercise, in lieu of Preferred Shares, Common Stock of the Company (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. However, Rights are not exercisable as described in this paragraph until such time as the Rights are no longer redeemable by the Company as set forth below. Notwithstanding any of the foregoing, if any Person becomes an Acquiring Person all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person will become null and void.

For example, at an exercise price of $289.95 per Right, each Right not owned by the Acquiring Person (or by certain related parties or transferees) following the event set forth in the preceding paragraph would entitle its holder to purchase $579.90 worth of Common Stock (or other consideration, as noted above) for $289.95. Assuming that the Common Stock had a per share value of $100 at such time, the holder of each valid Right would be entitled to purchase 5.8 shares of Common Stock for $289.95.

In the event that, at any time following the Distribution Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or in which shares of the Common Stock are exchanged for stock or other securities or property, or (ii) 50 percent or more of the Company’s assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

The Purchase Price payable, and the number of one one-hundredths of a share of Preferred Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares or the Common Stock, (ii) if holders of the Preferred Shares are granted certain rights or warrants to subscribe for Preferred Shares or convertible securities at less than the current market price of the Preferred Shares, (iii) if holders of Common Stock are granted certain rights or warrants to subscribe for Common Stock or convertible securities at less than the current market price of the Common Stock, or (iv) upon the distribution to holders of Preferred Shares or Common Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Purchase Price or the number of Preferred Shares issuable upon exercise of a Right will be required until cumulative adjustments would require an increase or decrease of at least 1 percent. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Preferred Shares) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading date prior to the date of exercise.

At any time until the later of the Stock Acquisition Date and the Distribution Date, the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (payable in cash, Common Stock or other consideration), appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof. Immediately upon the action of the Board of Directors of the Company ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.001 redemption price.

At any time after a Person becomes an Acquiring Person, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such Person or group which

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become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a share of Preferred Shares (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

In the event the Company receives a Qualifying Offer (as defined in the Rights Agreement), shareholders representing at least 10 percent of the shares of Common Stock then outstanding may request that the Board call a special meeting of shareholders to exempt the Qualifying Offer from the operation of the Rights Agreement.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

The Preferred Shares will be non-redeemable. The Preferred Shares may rank on a lower priority in respect of the preference as to dividends and the distribution of assets with other classes or series of the Company’s preferred shares. Each Preferred Share will be entitled to an aggregate of 100 times the cash and non-cash (payable in kind) dividends and distributions (other than dividends and distributions payable in shares of Common Stock) declared on the Company’s Common Stock. In the event of liquidation, the holders of Preferred Shares will be entitled to receive a liquidation payment in an amount equal to 100 times the payment made per share of Common Stock, plus an amount equal to declared and unpaid dividends and distributions thereon. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock. The dividend and liquidation rights of the Preferred Stock are protected by antidilution provisions. Each Preferred Share will be entitled to 100 votes (subject to certain adjustments) on all matters submitted to the shareholders.

A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to a Quarterly Report on Form 10-Q dated August 3, 2011. A copy of the Rights Agreement is available free of charge from the Rights Agent. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

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